Exhibit 23.5

[LETTERHEAD OF SANTORO, DRIGGS, WALCH, KEARNEY, JOHNSON & THOMPSON]

August 31, 2006

Community Bancorp

400 South Fourth Street, Suite 215

Las Vegas, Nevada 89101

Valley Bancorp

1300 S. Jones Blvd.

Las Vegas, Nevada 89146

RE:	Agreement to Merge and Plan of Reorganization Among Community Bancorp,
a Nevada corporation, and Valley Bancorp, a Nevada corporation

Ladies and Gentlemen:

We have acted as special Nevada counsel to Community Bancorp, a Nevada corporation (the “Company”) and Community Bank of Nevada, a Nevada corporation (the “Bank”) which is a wholly owned subsidiary of the Company, in connection with the transactions contemplated by the Agreement to Merge and Plan of Reorganization dated June 28, 2006 (the “Agreement”), among the Company and Valley Bancorp (“Seller’), as described in the Registration Statement on Form S-4 to be filed by with the Securities and Exchange Commission today (the “Registration Statement”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the

Community Bancorp

Valley Bancorp

August 31, 2006

authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, the discussion contained in the Registration Statement under the caption “Material Federal Income Tax Consequences” expresses our opinion as to the material Federal income tax consequences applicable to holders of Valley Stock. You should be aware, however, that the discussion under the caption “Material Federal Income Tax Consequences” in the Registration Statement represents our conclusions as to the application of existing law to the instant transactions. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Santoro, Driggs, Walch, Kearney, Johnson & Thompson under the heading “Certain Federal Income Tax Consequences” in the Registration Statement and the Prospectus.

Very truly yours,

SANTORO, DRIGGS, WALCH,

KEARNEY, JOHNSON & THOMPSON

/s/ Michael E. Kearney

Michael E. Kearney